Exhibit 10.2

TERM SHEET

CONVERTIBLE PROMISSORY NOTE

Issuer:	RAINMAKER WORLDWIDE INC. (the “Company”).

Investor:	_____________________ (the “Investor’’).

Instrument:	$55,000.00 Convertible Promissory Note due twelve (12) months after issuance (the “Note”) with additional tranches of financing during the term of the Note in the aggregate amount of up to $700,000.00 subject to agreement by and between the Company and the Investor.

Interest:	10% per annum which shall not be due until maturity.

Conversion:	One hundred eighty (180) days following the date of funding and thereafter, the Note shall be convertible into shares of common stock of the Company (“Common Stock”).

The conversion price shall be subject to a discount of 35%. The conversion price shall be determined on the basis of the lowest closing bid price for the Common Stock during the prior ten (10) trading day period.

The Investor will be limited to convert no more than 4.99% of the issued and outstanding Common Stock at time of conversion at any one time.

Prepayment:	At any time during the periods indicated below, the Company may prepay the Note by paying an amount equal to the then outstanding amount multiplied by the corresponding percentage as indicated in the chart below.

	Period covered	Prepayment %
Prepayment period #1	Days: 1-60	115%
Prepayment period #2	Days: 61-120	120%
Prepayment period #3	Days: 121-180	125%

Trading Activities:	Neither the Investor nor its affiliates have an open short position in the common stock of the Company and the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to the common stock of the Company during the term of the Note.

Documentation:	The definitive documentation shall contain such additional provisions, including without limitation representations, warranties, covenants, agreements and remedies, as the Investor may reasonably request.

Payables out of Proceeds:	Immediately priorto the closing of the funding, the following amounts shall be paid by the Company: (i) $3,000.00 to Investor’s counsel for the preparation of documents fee; and (ii)$750.00 due diligence fee for the Investor. If the transaction does not fund (close). no fees will be owed.

Governing Law and Jurisdiction:	Virginia, Courts located in Alexandria, Virginia.

Expiration Date:	This term sheet expires at 5 PM EST; February 10, 2022.

This proposed preliminary term sheet constitutes an indication of interest for discussion purposes and preparation of definitive agreements only and is not binding until and unless definitive agreements are executed by the parties.

Accepted and Agreed

RAINMAKER WORLDWIDE INC.

M.O’Connor, CEO